Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T 617 252-7999 F 617 252-7550 www.vcel.com

Vericel Announces Long-Term Supply Agreement with Matricel for Key Component of MACI™

CAMBRIDGE, Mass., October 26, 2015 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ: VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today announced that it has signed a long-term supply agreement with Matricel GmbH for the ACI-Maix collagen membrane used in the manufacture  of MACI™, Vericel’s investigational third-generation autologous cultured chondrocyte implant for the treatment of symptomatic full-thickness  cartilage defects of the knee.  Matricel is a developer, manufacturer and marketer of medical devices and pharmaceutical excipients, including biocompatible matrices for use in regenerative medicine, and supplied ACI-Maix membranes used in the production of MACI when it was previously marketed outside the U.S. by Genzyme Corporation, a Sanofi company.

“Matricel’s proprietary collagen scaffold technology and previous experience as a reliable supplier of the ACI-Maix membrane for MACI make Matricel a valuable partner for us as we pursue registration of MACI in the United States,” said Nick Colangelo, president and CEO of Vericel.  “We look forward to a long and productive relationship with Matricel.”

“Partnering with Vericel, a leader in developing patient-specific cell therapies, opens up very innovative market segments for Matricel in regenerative medicine” stated Ingo Heschel, managing director of Matricel.

About Vericel Corporation

Vericel Corporation (formerly Aastrom Biosciences, Inc.) is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions.  The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous cultured chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area.  Vericel is also developing MACI™, a third-generation autologous cultured chondrocyte implant for the treatment of symptomatic, full-thickness cartilage defects of the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy.  For more information, please visit the company’s website at www.vcel.com.

The Vericel Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=29189.

About Matricel GmbH

Matricel GmbH is a developer, manufacturer and marketer of medical devices and pharmaceutical excipients for applications in medicine and biotechnology.  Matricel’s product focus is on bioresorbable medical class III collagen implants for clinical applications in regenerative medicine.  Matricel has vast experience in collagen technology and comprehensive understanding of the biological processes involved during remodeling of collagen scaffolds and tissue regeneration. Matricel is a contract manufacturer for pharmaceutical companies and medical device manufacturers and cooperates in the development of collagen-containing products.  Its products are approved in Europe, the U.S., Canada and other territories for use in orthopedics, guided bone regeneration, and skin and soft tissue regeneration.   Matricel is based in Herzogenrath, Germany.  For more information, please visit the company’s website at www.matricel.com.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products, and revenue trends and gross margin improvements, intended product development, clinical activity timing and regulatory pathway and timing, integration of the acquired business, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “can continue,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, integration of the acquired business, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on March 25, 2015, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

or

Lee Stern

The Trout Group

lstern@troutgroup.com

(646) 378-2922